Exhibit 10.8

CONFIDENTIAL

Certain confidential information contained in this document, marked by [***], has been omitted because the registrant has determined that the information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

Framework Agreement for the Sale and Purchase of Emission Allowances
(Version: 5.0 – 28th July 2023)

Between	Redshaw Advisors Ltd (company no. [***]) [***] (“Party A”)

And	COtwo Advisors Physical European Carbon Allowance Trust 140 Elm Street Suite 6 New Canaan, CT 06840 USA (“Party B”)

(collectively, the “Parties” and, individually, a “Party”)

and with effective date as of 1st April 2025 (hereinafter referred to as “the Effective Date”)

Introduction

(A) This Agreement governs the sale and purchase (each a “Transaction”) between the Parties of various types of Allowances (each an “Allowance-type”), as defined by:

2003/87/EC of the European Parliament, as amended from time to time (the “Directive”), issued under the EU ETS or under the Kyoto Protocol and,

the UK Emissions Trading Scheme (“UK ETS”) established by The Greenhouse Gas Emissions Trading Scheme Order 2020 (the “Order”) and,

2018/2001 and 2009/28/EC of the European parliament or any successor legislation (the “GOO Directive”) and,

the European Energy Certificate System (EECS) rules Release 8 v1.5 (effective 12 May 2023) and,

the UK’s Guarantees of Origin of Electricity Produced from Renewable Energy Sources Regulations 2003 (S.I. 2003/2562) (the “2003 Regulations”) and the Guarantees of Origin of Electricity Produced from High Efficiency Cogeneration Regulations 2007 (S.I. 2007/292) (the “2007 Regulations”) (collectively the “REGO Regulations”) and, the Scheme Rules (Version 3) of the Green Gas Certification Scheme and any successor rules (the “RGGO Rules”) and,

the rules and regulations of regional United States tracking systems/registries including but not exclusive to WREGIS, NEPOOL, GATS, ERCOT, NYGATS, NAR, MIRECS, NC- RETS, NVTREC, M-RETS as laid out in the Policies and Regulations of the United States Environmental Protection Agency (the “US REC Rules”) and,

the Rules defined by the International Attribute Tracking Standard (the “I-REC Rules”).

(B) Transactions in respect of EUAs or EUAAs may relate to the Third Compliance Period referred to in Article 16 of the Directive (1 January 2013 to 31 December 2020) (“Third Compliance Period”) or to the Fourth Compliance Period (1 January 2021 to 31 December 2030) (“Fourth Compliance Period”), as agreed between the Parties. Transactions in respect of UKAs may relate to the 2021-2025 allocation period or the 2026-2030 allocation period (as defined in the Order).

(C) Party B acknowledges and accepts that (i) Party A is not authorised to accept, execute or transmit to third parties on behalf of its customers and counterparties client orders for the sale or purchase of Allowances and, accordingly, (ii) this Agreement does not permit or apply to such client orders.

1	Interpretation

1.1	In this Agreement and in Recaps (as defined below), the following terms have the meaning stated, unless the context requires otherwise:

“Allowance” means an EUA, EUAA, UKA, VER, CER, GO, I-REC, REC, REGO, RGGO, or as the context admits, but in each case excludes any such allowance or certificate that has previously been cancelled or surrendered;

“Allowance-type” has the meaning given in paragraph (A) of the Introduction;

“business day” means a London business day;

“Buyer” means the buyer of Allowances under a Transaction;

“CER” means a Certified Emission Reduction issued pursuant to Article 12 of the Kyoto Protocol that may be used for compliance with emissions limitation commitments pursuant to and in accordance with the UK Emissions Trading Scheme and the Order;

“EUA” means a European Union “allowance” as defined by the Directive;

“EUAA” means a European Union Aviation “allowance” as defined by the Directive;

“EU ETS” means the EU Emissions Trading Scheme or any successor scheme;

“Force Majeure” means any event or circumstance (including, without limitation, a change in law or regulation, but excluding lack of funds) which prevents a Party from performing any of its obligations under a Transaction and could not have been prevented or overcome by that Party using all reasonable efforts;

“GO” means a Guarantee of Origin as defined by the GOO Directive;

“I-REC” means an international renewable energy “certificate” as defined by the I-REC Rules;

“Prepayment” has the meaning given in Clause 7.1(ii)(a);

“REC” means a Renewable Energy “certificate” as defined by the US REC Rules;

“Recap” means an email summary of the terms of a Transaction, substantially in the form set out in Annex 1;

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“Registry” means the registry established for the respective Allowance-type in order to ensure the accurate accounting of the issue, holding, transfer, acquisition, surrender, cancellation and replacement of Allowances;

“Registry Account” means an account in the Registry;

“Registry Rules” means all Applicable Laws and such rules as are applicable to the Registry and the transfer of Allowances between Registry Accounts;

“REGO” means a Renewable Energy Guarantee of Origin as defined by the REGO Regulations;

“RGGO” means a Renewable Gas Guarantee of Origin as defined by the RGGO Rules;

“Seller” means the seller of Allowances under a Transaction;

“Transaction” has the meaning given in paragraph (A) of the Introduction; and

“UKA” means an allowance as defined in the Order; and

“UK ETS” means the UK Emissions Trading Scheme or any successor scheme.

1.2	In the event of a conflict between the terms of a Transaction and this Agreement, the terms of the Transaction will prevail unless they conflict with applicable law or regulation or with the mandatory rules of an exchange on which the Allowances are traded governing the transfer of the subject Allowances.

2	Transaction Process

2.1	A legally binding Transaction will come into effect the moment the Parties have agreed its essential terms, as set out in Annex 1, orally or in writing.

2.2	As soon as practicable after the conclusion of a Transaction, but in any event no later than one (1) business day after the trade date, the Parties will verify the terms of the Transaction as follows:

(i)	Party A will send Party B a Recap of the Transaction by email, normally no later than the trade date, substantially in the form set out in Annex 1;

(ii)	Party B must confirm by email that the Recap accurately records the terms of the Transaction as soon as possible, but in any event no later than one (1) business day after the trade date, or immediately notify Party A of any discrepancy between the Recap and Party B’s understanding of the terms of the Transaction. If Party B fails to comply with the preceding sentence, it will be deemed to have accepted the terms of the Recap.

2.3	The Parties will use all reasonable efforts to resolve any discrepancy described above as quickly as possible. If, following a notice of discrepancy under (ii) above, Party B accepts that the original Recap was correct, that Recap will stand. If Party A accepts that the original Recap was incorrect, it will send Party B a revised Recap containing the correction which Party B must accept within one (1) business day.

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2.4	Failure by either Party to comply with the provisions above relating to Recaps will not (i) affect the validity or enforceability of any Transaction, or (ii) constitute a breach of this Agreement. Evidence of the terms of a Transaction contained in voice recordings (which the parties hereby consent to) will prevail over (a) other oral or written evidence, and (b) the terms contained in any disputed Recap. If there is a conflict between the terms of this Agreement and a Transaction, the latter will prevail.

3	Representations & Warranties

Each Party represents and warrants to the other Party that:

(a)	it has the power and authority to enter into and perform its obligations under this Agreement;

(b)	by entering into this Agreement, it will not breach the terms of a contract with any third Party;

(c)	it is not relying upon any representations of the other Party other than those expressly set out in this Agreement;

(d)	it has entered into this Agreement after a full opportunity to review its terms and conditions, has a full understanding of those terms and conditions and of their risks, and is capable of assuming those risks;

(e)	the other Party is not acting as a fiduciary or an advisor for it, nor has the other Party given to it any advice, representation, assurance or guarantee as to the expected performance, benefit or result of this Agreement other than what is expressly agreed in the sub terms of this Agreement;

(f)	it has negotiated, entered into and executed this Agreement as principal (and not as agent or in any other capacity, fiduciary or otherwise).

4	Transfer of Allowances

4.1	Seller will transfer Allowances of the agreed Allowance-type and quantity to Buyer’s registry account specified in Annex 2 on the agreed delivery date, subject to Clause 4.2. Buyer will accept delivery of such Allowances in accordance with the terms of the Transaction and this Agreement. Unless otherwise agreed in writing, Party A will not be required to deliver Allowances under any Transaction until it has received pre-payment from Party B of the full price in cleared funds. The Parties will comply with all registry and market rules applicable from time to time to the transfer of Allowances. A transfer is considered complete when the Allowances have been credited to Buyer’s registry account.

In the event that Buyer’s Registry Account is not yet capable of accepting transfers of Allowances at the time of the first Transaction and no Registry Account details have been notified to Seller:

(a)	Seller shall from the delivery date under a Transaction hold the Allowances which are the subject of the Transaction in its Registry Account in trust for and on behalf of Buyer.

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(b)	A Transaction is considered complete when Buyer has paid Seller in full for the Allowances which are the subject of a Transaction.

(c)	When Buyer’s Registry Account is capable of accepting transfers of Allowances, Buyer shall notify Seller of the details of its Registry Account.

(d)	Within 10 days of a notification from Buyer under sub-clause (c) above, Seller shall irrevocably and unconditionally transfer the Allowances that have been the subject of all Transactions under sub-clause (a) above to Buyer’s Registry Account.

4.2	Insofar as is applicable, if a Party’s registry account specified in Annex 2 (as changed under Clause 4.3) is not a Trading Account, that Party will use all reasonable efforts to ensure that such account is designated a “trusted” registry account as soon as practicable after this Agreement comes into force, but in any event no later than the delivery date under the first Transaction. Such Party acknowledges that its failure to comply with the preceding sentence could delay the transfer of Allowances under Transactions.

4.3	Unless otherwise agreed, a Party is entitled to change its registry account details by giving not less than ten (10) business days’ notice to the other Party.

5	Transfer of Title & Risk

All Allowances are transferred by Seller free and clear of all liens, security interest, claims and encumbrances or any interest in or to them by any person. Title to Allowances, and risk of loss thereof, transfers from Seller to Buyer when transfer of such Allowances is complete in accordance with Clause 4.1.

6	Invoicing, Payment & Taxes

6.1	Promptly after the Recap has been delivered to Buyer, Seller will issue, and send by email to Buyer, a valid invoice as required for the purposes of this Agreement and, to the extent required by law, correctly account for any VAT properly due in its jurisdiction.

6.2	Payment by Buyer will occur on the date agreed in the Recap. All payments under this Agreement must be made in full in the agreed currency, without any tax (including witholding tax) or other deductions, to the applicable bank account of the recipient specified in Annex 2. Unless otherwise agreed, a Party will be entitled to change its bank account details by giving not less than ten (10) business days’ notice to the other Party. Each Party will bear its own transaction costs and banking fees and charges.

6.3	All prices and amounts referred to in this Agreement are exclusive of any applicable VAT or other taxes as chargeable under applicable law. Buyer is under no obligation to make any payment to Seller in respect of VAT which Buyer must self-assess under any reverse charge rule or any similar system in Buyer’s jurisdiction.

6.4	Each Party will pay all taxes, duties, levies and other sums (including, without limitation, any stamp duty, other documentary taxes, or any environmental tax or levy) legally payable by that Party arising in connection with this Agreement.

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7	Default & Liability

7.1	Transfer Failure: If for any reason (including, without limitation, Force Majeure) Seller fails to transfer to Buyer all or any Allowances on the transfer date, as agreed under a Transaction, Buyer is entitled:

(i)	to suspend performance of its obligation to pay the agreed price for the default quantity of Allowances for the duration of Seller’s transfer failure; or

(ii)	to terminate the Transaction by notice to Seller and demand within a one (1) business day:

(a)	repayment by Seller of any sum pre-paid by Buyer by way of purchase price (each, a “Prepayment”); and

(b)	where Seller’s failure is not a result of Force Majeure, payment by Seller of the product of (1) the positive difference (if any) between the current market price per Allowance (as reasonably determined by Buyer) and the Transaction price per Allowance and (2) the default quantity of Allowances, plus all reasonable costs and expenses incurred by Buyer as a result of such failure, including Buyer’s legal fees and costs arising from the enforcement of its rights under this Clause 7.1.

Following its suspension under paragraph (i) above, Buyer is entitled to terminate the Transaction under paragraph (ii), provided Seller’s failure is continuing and has not been waived by Buyer.

7.2	Payment Failure: If for any reason (including, without limitation, Force Majeure) Buyer fails to make full payment of the agreed purchase price on the agreed payment date for Allowances transferred or transferable under a Transaction, Seller is entitled:

(i)	to suspend for the duration of Buyer’s payment failure the transfer of any Allowances that have not been transferred by Seller under the Transaction; or

(ii)	to terminate the Transaction by notice to Buyer and demand within one (1) business day:

(a)	Buyer’s payment in full for any Allowances that have been transferred by Seller under the Transaction; and

(b)	where Buyer’s failure is not a result of Force Majeure, payment by Buyer of the product of (1) the positive difference (if any) between the Transaction price per Allowance and the current market price per Allowance (as reasonably determined by Seller) and (2) the quantity of Allowances that have not been transferred under the Transaction by Seller, plus all reasonable costs and expenses incurred by Seller as a result of such failure, including Seller’s legal fees and costs arising from the enforcement of its rights under this Clause 7.2.

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Following its suspension under paragraph (i) above, Seller will be entitled to terminate the Transaction under paragraph (ii), provided Buyer’s payment failure is continuing and has not been waived by Seller.

7.3	Exclusive Rights: Buyer’s rights under Clauses 7.1(i) and (ii) constitute its sole and exclusive rights and remedies in relation to a transfer failure by Seller and are in full and final settlement of any claims Buyer may have in relation thereto. Seller’s rights under Clauses 7.2(i) and (ii) constitute its sole and exclusive rights and remedies in relation to a payment failure by Buyer and are in full and final settlement of any claims Seller may have in relation thereto. Without prejudice to the foregoing, other than as expressly specified in Clauses 7.1 and 7.2, neither Party will be entitled to claim or recover damages (whether in contract, tort (including negligence and breach of duty) or otherwise) or other compensation for any losses or penalties (whether direct or consequential) suffered or incurred by it as a result of the other Party’s failure to transfer Allowances, or payment failure or other default under this Agreement or any Transaction, as the case may be and each Party irrevocably waives any and all claims it may otherwise have to such damages.

7.4	Default Interest: If any payment is overdue under this Agreement, the defaulting Party is liable to pay interest on the overdue amount at an annual rate equal to:

(i)	In the case of EUR denominated transactions: EURIBOR (or zero, if EURIBOR is negative), or;

(ii)	In the case of GBP denominated transactions: the Bank of England Official Rate (or zero, if the Bank of England Official Rate is negative)

(iii)	In the case of USD denominated transactions: the United States Fed Funds Rate (or zero, if the United States Fed Funds Rate is negative)

plus 3% compounded monthly from and including the date payment became overdue to, but excluding, the date on which the other Party receives payment of the overdue amount together with all accrued interest.

8	Termination of Agreement

Either Party is entitled to terminate this Agreement on not less than 30 days’ notice in writing to the other Party. Such termination is without prejudice to any obligations which remain to be performed by either Party on or after the termination date in respect of this Agreement or any Transaction.

9	Notices

9.1	All Recaps, invoices, notices, demands, consents or other communications under or relating to this Agreement (collectively, “Notices”) must in all cases be sent by email to the address set out in Annex 2 and, where required, in pdf format signed by or on behalf of the sender. Other additional means of communication are optional unless required by applicable law or regulation. A Notice is deemed to have been received on the day of sending, if sent by email before 17.00 GMT, or on the next business day if sent after 17.00 GMT, provided in either case receipt can reasonably be demonstrated by the sender.

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9.2	If a Notice is required by applicable law or regulation to be sent by post, it must be sent by courier or by letter with notice of receipt and is deemed received when the receiving Party has signed the receipt.

10	Confidentiality

Neither Party may make any public disclosure, communication or announcement about the contents or terms of this Agreement or any Transaction, except:

(a)	with the prior written consent of the other Party;

(b)	to the extent required by applicable law or a competent court or other competent authority;

(c)	to the professional advisers of each Party, provided that each Party ensures that the matters disclosed are kept confidential; or

(d)	in respect of information which is lawfully in the public domain.

11	Miscellaneous

11.1	If any term of this Agreement is found to be illegal, invalid or unenforceable under any applicable law, such term will, insofar as it is severable from the remaining terms, be deemed omitted from this Agreement and will in no way affect the legality, validity or enforceability of the remaining terms.

11.2	This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject-matter and supersedes and extinguishes any representations previously given or made by either Party.

11.3	No waiver by either Party of any breach by the other Party of the terms of the Agreement or any Transaction, and no variation of the terms of this Agreement, will be valid unless expressly made in writing and, in the case of a variation, signed by or on behalf of each Party.

11.4	Neither Party may assign all or any of its rights or transfer all or any of its obligations under this Agreement or any Transaction without the prior consent of the other Party.

11.5	Except for rights that may accrue to any successor or permitted assignee of a Party, no provision of this Agreement is to be construed as creating any rights enforceable by a third party and all third party rights implied by law are, to the extent permissible by law, excluded from this Agreement.

11.6	This Agreement may be executed in counterparts, any of which (when executed) will be deemed an original and all of which, when taken together, constitute one and the same Agreement.

12	Law & Dispute Resolution

This Agreement and all Transactions will be governed by, and construed in accordance with, English law. Any dispute or difference arising under, out of or in connection with this Agreement will be resolved by a single arbitrator under the rules of the London Chamber of International Arbitration from time to time in force. The language of arbitration is English and the place of arbitration London. If the Parties are unable to agree a mutually acceptable arbitrator, the arbitrator will be selected by the President of the Law Society for the time being.

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For Redshaw Advisors Ltd (Party A)	For COtwo Advisors Physical European Carbon Allowance Trust (Party B)

/s/ Tom Lord	/s/ Ronald Gutstein
Tom Lord	Print name: Ronald Gutstein
Director	Title: President
Date: Apr 03 2025	Date: Apr 03 2025

Print name:
Title:
Date:

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Annex 1

Form of Recap

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Annex 2

Administrative Information

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